Exhibit 23.19

CONSENT OF QUALIFIED PERSON

August 22, 2024

Re: Form S-4 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Benoit Bissonnette, consent to:

●	the incorporation by reference of the sections of the report titled “Technical Report Summary on the Initial Assessment of the Fox Complex” (the “Technical Report Summary”), that is current as of December 31, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as referenced in this Registration Statement on Form S-4 being filed by the Company with the SEC (the “Form S-4”);

●	the use of and reference to my name in the Form S-4, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-4 and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the sections of the Technical Report Summary that were prepared by me in the Form S-4 and the use of any information derived, summarized, quoted or referenced from the sections of the Technical Report Summary that were prepared by me, that is included or incorporated by reference in the Form S-4.

I am responsible for authoring, and this consent pertains to, the sections of the Technical Report Summary prepared by me. I certify that I have read the Form S-4 and that it fairly and accurately represents the information in the sections of the Technical Report Summary for which I am responsible for preparing.

By:	/s/ Benoit Bissonnette
Benoit Bissonnette, P. Eng